Exhibit 4.3

Execution Version

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

GETTY IMAGES, INC.

as Company

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 19, 2019

9.750% Senior Notes Due 2027

FIRST SUPPLEMENTAL INDENTURE, dated as of February 19, 2019 (this “Supplemental Indenture”), among Getty Images, Inc. (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of February 19, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 9.1(xiii) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the 2027 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2027 Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.Title of Notes. There shall be a series of Notes of the Company designated the “9.750% Senior Notes due 2027” (the “2027 Notes”).

3.	Maturity Date. The final Stated Maturity of the 2027 Notes shall be March 1, 2027.

4.Interest and Interest Rates. Interest on the Outstanding principal amount of 2027 Notes will accrue at the rate of 9.750% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2019, to holders of record on the immediately preceding February 15 and August 15, respectively (each such February 15 and August 15, a “Regular Record Date”). Interest on the 2027 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from February 19, 2019, except that interest on any Additional 2027 Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2027 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2027 Notes (or if the date of issuance of such Additional 2027 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2027 Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5.No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2027 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the 2027 Notes shall initially be $300.0 million. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2027 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2027 Notes (any such Additional Notes, “Additional 2027 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.4 of the Indenture.

6.Redemption.

(a)On and after March 1, 2022, the Company may redeem the 2027 Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Redemption Period	Price
2022	104.875%
2023	102.438%
2024 and thereafter	100.000%

(b)In addition, at any time prior to March 1, 2022, the Company may redeem the 2027 Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the 2027 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c)Notwithstanding the foregoing, at any time and from time to time, upon notice as described in Section 5.4 of the Indenture, on or prior to March 1, 2022, the Company may redeem in the aggregate up to 40.0% of the original aggregate principal amount of the 2027 Notes (calculated after giving effect to any issuance of any Additional 2027 Notes, or any other Additional Notes of the same series as the 2027 Notes) with an amount equal to the net cash proceeds of one or more Equity Offerings by the Company or any direct or indirect parent of the Company, to the extent net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 109.750%, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50.0% of the original aggregate principal amount of the 2027 Notes (calculated after giving effect to any issuance of any Additional 2027 Notes, or any other Additional Notes of the same series as the 2027 Notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 15 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:

(1)	1.0% of the then outstanding principal amount of the Note; and
(2)	the excess of

(a)the present value at such redemption date of (i) the redemption price of the Note at March 1, 2022 (such redemption price being that described in Section 6(a)) plus (ii) all required interest payments due on the Note through March 1, 2022 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)the then outstanding principal amount of the Note,

as calculated by the Company or its agent; the Trustee shall have no responsibility to calculate or verify the calculation of the Applicable Premium.

“Treasury Rate” means, as of the applicable redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published or such information no longer appears thereon, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 1, 2022, provided, however, that if the period from the redemption date to March 1, 2022 is not equal to the constant maturity of a United States Treasury Security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from such redemption date to March 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

7.[Reserved.]

8.Form. The 2027 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12.Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GETTY IMAGES, INC.

By:	/s/ Yoko Miyashita
	Name:	Yoko Miyashita
	Title:	Senior Vice President, General Counsel and Secretary

GETTY IMAGES NEWS SERVICES (PRC), INC.

By:	/s/ Yoko Miyashita
	Name:	Yoko Miyashita
	Title:	President

GETTY IMAGES (US), INC.

By:	/s/ Yoko Miyashita
	Name:	Yoko Miyashita
	Title:	President

GETTY IMAGES (SEATTLE), INC.

By:	/s/ Yoko Miyashita
	Name:	Yoko Miyashita
	Title:	President

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M.Steiner
	Name:	Lynn M.Steiner
	Title:	Vice President

[Signature Page to First Supplemental Indenture (Trustee)]